UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2011

OCWEN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard
6th Floor
Atlanta, Georgia
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 5, 2011, Ocwen Financial Corporation (“Ocwen”) and The Goldman Sachs Group, Inc. (“Seller”) entered into a Purchase Agreement (the “Agreement”) pursuant to which, among other things, Ocwen agreed to acquire, subject to certain conditions (i) all of the outstanding partnership interests of Litton Loan Servicing LP (“Litton”), a subsidiary of Seller and provider of servicing and subservicing of primarily non-prime residential mortgage loans (the “Business”) and (ii) certain interest-only servicing strips currently owned by Goldman, Sachs & Co., a subsidiary of Seller.  These and other transactions contemplated by the Agreement are referred to herein as the “Transaction”.  The Transaction will result in the acquisition by Ocwen of a servicing portfolio of approximately $41.2 billion in unpaid principal balance of primarily non-prime residential mortgage loans (“UPB”) as of March 31, 2011 and the servicing platform of the Business based in Houston, Texas and Dallas, Texas.

The base purchase price for the Transaction is $263.7 million which is payable by Ocwen in cash at closing, subject to certain adjustments at closing.  In addition, subject to adjustments based on outstanding servicer advances at closing, Ocwen will pay approximately $337.4 million to retire a portion of the outstanding debt on an existing advance facility currently provided by an affiliate of Seller to Litton, and will enter into a new facility to finance approximately $2.47 billion of servicing advances associated with the Business, as more specifically described below.

For purposes of the Transaction, Ocwen has received a term sheet from Seller for a servicing advance facility in an amount sufficient to finance all of the servicing advances outstanding as of closing (the “Full Seller Advance Facility”) or, alternatively, the portion of the servicing advances outstanding as of closing (the “Partial Seller Advance Facility”) which is not otherwise financed through the commitments of The Royal Bank of Scotland plc, Barclays Bank PLC and Bank of America, N.A., in an aggregate amount not to exceed $2.1 billion (the “Third Party Advance Facility”).  Subject to certain conditions and limitations, Seller has the option to determine whether Ocwen will be required to close on the Full Seller Advance Facility (without the Third Party Advance Facility) or the Partial Seller Advance Facility and the Third Party Advance Facility.  Ocwen has also received a commitment letter from Barclays Bank PLC to provide a senior secured term loan facility of $575 million (the “Term Loan Facility”) to finance the Transaction.  The closing of the financing contemplated by the Term Loan Facility and the Third Party Advance Facility are not conditions to the closing under the Agreement.

Each of Seller and Ocwen has provided various representations, warranties and covenants in the Agreement. Seller has agreed, among other things, to (i) conduct the Business in the ordinary course of business consistent with past custom and practice during the period prior to the consummation of the Transaction and (ii) under certain conditions, to make post-closing adjustments for certain subservicing of whole loans that is terminated or transferred from Litton to another service provider within one year following the consummation of the Transaction. Ocwen has agreed, among other things, to use commercially reasonable efforts to obtain and close on debt financing in an aggregate amount that is sufficient to finance the Transaction, including the full amount of the purchase price and related fees and expenses.

As part of the Transaction, Seller and Ocwen have agreed to indemnification provisions for the benefit of the other party.  Additionally, Seller has agreed to retain certain contingent liabilities for fines and penalties that could potentially be imposed by certain government authorities relating to Litton’s pre-closing foreclosure and servicing practices.  Further, Seller and Ocwen have agreed to share certain losses arising out of third-party claims in connection with Litton’s pre-closing performance under its servicing agreements.

The Agreement contains specified termination rights for the parties. Among other circumstances, the Agreement may be terminated by either Seller or Ocwen if the closing has not occurred by November 1, 2011 (the “Termination Date”); provided, that if either party fails to receive certain requisite regulatory approvals by such date, the Termination Date may be extended until January 1, 2012. The consummation of the Transaction is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. as amended and other conditions.

The foregoing description of the Agreement and the Transaction is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 2.1, and the terms of which are incorporated herein by reference.  Any values associated with the assets and liabilities of Litton as set forth in the Agreement reflect measurements as of March 31, 2011.  We expect such values to change at the closing of the Transaction, including in certain instances, as a result of purchase accounting under GAAP.

The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about Ocwen, Seller or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Ocwen or Seller or any of their respective subsidiaries and affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by Ocwen and Seller.

Forward-Looking Statements

This Current Report on Form 8-K (including information included or incorporated by reference herein) includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed Transaction, including future financial and operating results, Ocwen’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the parties and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Risks and uncertainties include uncertainties as to the purchase price to be paid at closing; the timing of the closing of the Transaction; the possibility that the Transaction may not close, including, but not limited to, due to the failure to satisfy the closing conditions; the effects of disruption from the Transaction making it more difficult to maintain business and operational relationships; as well as the risk of new and changing regulation and policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Ocwen’s and Seller’s public disclosure filings with the Securities and Exchange Commission (the “SEC”). Ocwen disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this report or otherwise. Copies of Ocwen’s and Seller’s SEC filings are available at the SEC’s website at www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(a)-(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description
2.1	Purchase Agreement dated as of June 5, 2011, by and between The Goldman Sachs Group, Inc. and Ocwen Financial Corporation.

The schedules referenced in the Purchase Agreement have been omitted in accordance with Item 601 (b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCWEN FINANCIAL CORPORATION

	By:	/s/ John P. Van Vlack
John P. Van Vlack
Executive Vice President, Chief Financial Officer and Chief Accounting Officer (On behalf of the Registrant and as its principal financial officer)

Date: June 6, 2011